For Immediate Release

        October 3, 2005

GIBRALTAR COMPLETES ACQUISITION OF

ALABAMA METAL INDUSTRIES CORPORATION (AMICO)

BUFFALO, NEW YORK (October 3, 2005) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it has completed the acquisition of Alabama Metal Industries Corporation (AMICO), a leading manufacturer of a diverse line of products for the industrial and building products markets, for approximately $230 million.

AMICO is the U.S. and Canadian market leader in the manufacturing of metal bar grating, expanded metal, and metal lath. It also has leading positions in the production of perforated metal, fiberglass grating, safety/plank grating, and vinyl bead accessories. AMICO’s products and systems are used for a wide range of industrial applications and for residential, multi-family, commercial, and high-rise construction applications.

In 2004, AMICO had sales of approximately $285 million. It operates 19 manufacturing and distribution facilities in 12 states and Canada, serves approximately 7,000 customers in the United States and nearly 1,000 customers in Canada (with no customer having more than two percent of total sales), and has approximately 900 employees. AMICO will now operate as a wholly owned subsidiary of Gibraltar within its Building Products segment.

The AMICO acquisition, Gibraltar’s largest to date, is consistent with the Company’s philosophy of operating in niche markets with a high share. It provides the right strategic elements to further diversify Gibraltar’s customer base, products, and channels of distribution, and it creates a platform for future growth. The transaction is accretive to net income and operating margins, before any operating synergies.

“The AMICO acquisition gives us annualized sales of approximately $1.4 billion, moving us much closer to our goal of annual sales of $2 billion or more by 2009, or sooner. More importantly, its gross and operating margins are in line with or above Gibraltar’s long-established targets, and we believe they are not only sustainable, but offer good opportunities for synergistic improvements,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.

“AMICO’s current senior management team, led by President Roland Short, will continue to run the day-to-day operations. We look forward to working with them – and all 900 members of the AMICO Team – to build on their 66-year record of performance and success,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.

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Gibraltar Completes Acquisition of AMICO

Page Two

Initial funding to close the AMICO transaction and prepay the existing indebtedness came from a $300-million facility underwritten by a consortium of banks led by Key Bank and consisting of Key, JPMorganChase, and Harris Nesbitt.  Additional funds, as required, came from the Company’s existing revolving credit facility, which was upsized from $250 million to $300 million.

The Company intends to refinance these borrowings with longer-term debt offerings in the capital markets.  Currently, it is targeting the institutional term loan and high-yield markets for this purpose.  The ultimate mix and form of financing will depend on demand and the then-existing market conditions.  In anticipation of placing the permanent financing, Gibraltar is in the process of obtaining public credit ratings.

Gibraltar is targeting the completion of the permanent financing before year end and repaying all the monies advanced under the $300-million temporary facility, as well as funds drawn down under the revolver and used for the acquisition.

Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves a large number of customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 4,400 employees and operates 94 facilities in 29 states, Canada, Mexico, and China.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

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CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.